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                                                                  Exhibit 10.3

                      THE DOE RUN RESOURCES CORPORATION
                            SUPPLEMENTAL EMPLOYEE
                               RETIREMENT PLAN


    WHEREAS, The Doe Run Resources Corporation ("Company") wishes to adopt The Doe Run Resources Corporation Supplemental Employee Retirement Plan ("Plan") for the benefit of eligible employees to provide for retirement benefits which would be payable under the Company's qualified retirement plan except for the limitations of Sections 415 and 401(a)(17) of the Internal Revenue Code of 1986, as amended ("Code"); and

    WHEREAS, the Company desires to do so effective as of November 1, 1996;

    NOW, THEREFORE, effective as of November 1, 1996, the Plan is adopted to read as follows:

                                 SECTION 1

                                 DEFINITIONS

    A. "Beneficiary" means the person or persons entitled to a Survivor Benefit under the Retirement Plan.

    B.  "Code" means the Internal Revenue Code of 1986, as amended.

    C. "Committee" means the Administrative Committee of the "Retirement Plan" as defined in this Plan.

    D.  "Company" means The Doe Run Resources Corporation.


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    L.  "Survivor Benefit" means the survivor benefit payable under the
Retirement Plan on account of the death of a Participant after retirement or other termination of employment.

                                  SECTION II
                                  ELIGIBILITY

    Participation in the Plan shall be limited to those Employees who participate in the Retirement Plan and whose benefits under such Retirement Plan are reduced on account of the limitations of Section 415 of the Code or the amount of compensation which may be taken into account under Section 401(a)(17) of the Code.

                                  SECTION III
                                    BENEFITS

     In the event that any retirement benefit payable to a Participant under the Retirement Plan is limited by Sections 401(a)(17) or 415 of the Code (or any successor thereto) the Company shall pay to such Participant a benefit equal to the difference between (i) the retirement benefit the Participant would have received under the Retirement Plan if Sections 401(a)(17) and 415 of the Code were disregarded and (ii) the retirement benefit the Participant is entitled to receive under the Retirement Plan.



                                      3

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    E.   A Participant who believes that he is being denied a benefit to which he is entitled (hereinafter referred to as "Claimant") may file a written request for such benefit with the Secretary of the Committee setting forth his claim.

    F. Upon receipt of a claim the Committee shall advise the Claimant that a reply will be forthcoming within 90 days and shall in fact deliver such reply in writing within such period. The Committee may, however, extend the reply period for an additional 90 days for reasonable cause. If the claim is denied in whole or in part, the Committee will adopt a written opinion using language calculated to be understood by the Claimant setting forth:

         1.   the specific reason or reasons for denial,
         2. the specific references to pertinent Plan provisions on which the denial is based,
         3. a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation why such material or such information is necessary,
         4. appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review, and
         5. the time limits for requesting a review under Subsection G and for the review under Subsection H.


                                      7

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    E.   A Participant who believes that he is being denied a benefit to which he is entitled (hereinafter referred to as "Claimant") may file a written request for such benefit with the Secretary of the Committee setting forth his claim.

    F. Upon receipt of a claim the Committee shall advise the Claimant that a reply will be forthcoming within 90 days and shall in fact deliver such reply in writing within such period. The Committee may, however, extend the reply period for an additional 90 days for reasonable cause. If the claim is denied in whole or in part, the Committee will adopt a written opinion using language calculated to be understood by the Claimant setting forth:

         1.   the specific reason or reasons for denial,
         2. the specific references to pertinent Plan provisions on which the denial is based,
         3. a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation why such material or such information is necessary.
         4. appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review, and
         5. the time limits for requesting a review under Subsection G and for the review under Subsection H.


                                      7
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    B.   Spendthrift. No Participant or beneficiary shall have the right to assign, transfer, encumber or otherwise subject to lien any of the benefits payable or to be payable under this plan.

    C. Incapacity. If, in the opinion of the Committee, a person to whom a benefit is payable is unable to care for his affairs because of illness, accident or any other reason, any payment due the person, unless prior claim therefor shall have been made by a duly qualified guardian or other duly appointed and qualified representative of such person, may be paid to some member of the person's family, or to some party who, in the opinion of the Committee, has incurred expense for such person. Any such payment shall be a payment for the account of such person and shall be a complete discharge of any liability.

    D. Employee Rights. The Employer, in adopting this Plan, shall not be held to create or vest in any Employee or any other person any benefits other than the benefits specifically provided herein, or to confer upon any Employee the right to remain in the service of the Employer.

    E.   Service of Process and Plan Administrator.

         1. The Chairperson of the Committee shall be the agent for service of legal process.

         2.   The Company shall constitute the Plan Administrator.


                                      9

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                                 THE DOE RUN COMPANY
                                      Suite 300
                                 1801 Park 270 Drive
                                 St. Louis, MO  63146
                                   FAX 314-453-7198

      JEFFREY L. ZELMS
President and Chief Executive Officer
       314-453-7140
                                       October 2, 1996
                                       Via Federal Express


Mr. Ira L. Rennert
Chairman & President
The Renco Group, Inc.
42nd Floor
30 Rockefeller Plaza
New York, NY 10112

Dear Ira:

Enclosed please find what I believe to be a self-explanatory memo to me from Jim Stack. The effected members of management are:

                                Jeff Zelms
                                Marv Kaiser
                               Dick Amistadi
                               Walter Nowotny
                                 Gary Boyer
                              John FitzSimmons
                                 Ken Buckley

I would appreciate your review and consideration. We can discuss as necessary at the next Business Review Meeting.

                                       Sincerely,


                                       /s/ Jeffrey L. Zelms
                                       ---------------------------------
                                       Jeffrey L. Zelms

Internal                       THE DOE RUN COMPANY                    Suite 300
Correspondence                                               1801 Park 270 Drive
                                                             St. Louis, MO 63146


CONFIDENTIAL                                                      CONFIDENTIAL

TO:   J. L. Zelms                                     DATE: September 30, 1996
FROM: J.E. Stack
SUBJ: Supplemental Employee Retirement Plan ("SERP")

    The total compensation program of The Doe Run Company has been significantly altered over the past years by government action that has resulted in reduction of retirement benefits for a few higher-compensated executive employees. The reductions have occurred due to the application of IRS Code Section 415 and/or IRS Code Section 401(a)(17).

    The above actions have severely impacted certain employees. I recommend the adoption of a program (SERP) which would make up the retirement benefits that are capped or reduced from the level that would otherwise have been realized under our retirement program.

    This program would be in the form of a non-qualified plan which would be an unfunded liability of the Company requiring the Company to make up from its general assets any reduction that an affected employee might experience due to the retirement benefit caps. The Company would be required under FASB 87 to record this liability as an expense but the Company would not experience any cash impact until benefits are paid.

    Based on January 1, 1996 employee census data as calculated by Buck Consultants, our pension actuary, the net periodic cost of such plan for the first year is estimated at $185,000.

    My recommendation is based on the following employee-relations issues and in consideration of the above-mentioned costs:

    - Our retirement program now discriminates against a few higher-paid employees in limiting retirement benefits, not by Company design but due to regulatory actions.
    - The reductions have amounted to a "take-away" in that the benefits have been reduced by regulation after having been higher by plan design.
    - It is very important to Doe Run to attract and retain management personnel over a long-term relationship due to the cyclicality of our industry and the commodity pricing structure in which we compete.
    - The recorded liability as a FASB 87 expense is approximately one-half of one percent of our total annual compensation costs.